Exhibit 10.2

Execution Version

LIMITED WAIVER

This Limited Waiver (this “Waiver”) is entered into as of October 16, 2024 (the “Effective Date”), by and between Workhorse Group Inc., a Nevada corporation with offices located at 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241 (the “Company”) and the investor signatory hereto (the “Investor”), with reference to the following facts:

A. The Company and the Investor are parties to that certain Securities Purchase Agreement, dated as of March 15, 2024, by and among the Company and the Investor (as the same may be amended from time to time, the “Securities Purchase Agreement”), pursuant to which the Company has previously issued to the Investor (i) senior secured convertible notes (the “Notes”), which are convertible into shares of common stock of the Company, $0.001 par value per share (the “Common Stock”), and (ii) Warrants (as defined in the Securities Purchase Agreement), which are exercisable for shares of Common Stock, in accordance with the terms thereof. Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement.

B. The Company and certain of its subsidiaries (the “Sellers”) and an affiliate of the Investor (the “Purchaser”) are also parties to that certain Asset Purchase Agreement, dated as of June 6, 2024, by and between Company and the other parties signatory thereto (as the same may be amended, restated or otherwise modified, the “APA”), pursuant to which, among other things, the Purchaser agreed to pay, perform or otherwise discharge obligations with respect to the Ohio Lease (as defined in the APA) after the closing of the transactions contemplated by the APA (the “Continuing Ohio Lease Obligations”).

C. The Company desires (i) to sell up to an additional $16,000,000 in aggregate principal amount of Notes, subject to the satisfaction of certain terms and conditions set forth in the Securities Purchase Agreement, to the Investor at one or more additional closings (each, an “Additional Closing”) pursuant to the terms of the Securities Purchase Agreement and to also obtain a waiver, in part, of Section 1(b)(ii)(3) of the Securities Purchase Agreement to permit any such Additional Closing without the requirement by the Company to issue any Additional Warrants in connection therewith (the “Requested Warrant Waiver”) and (ii) to obtain a waiver, in part, of Sections 4(m), (p) and (q) of the Securities Purchase Agreement and such relevant sections of the Notes and Warrants, outstanding from time to time, solely to permit the sale, during the period commencing on the date hereof and ending on and including October 16, 2025 (the “Waiver Period”), by the Company of up to an aggregate amount of $5 million in shares of Common Stock pursuant to an at-the-market share purchase agreement with a bona fide broker-dealer (and not pursuant to an equity-line of credit or any other type of Subsequent Placement), and all shares of Common Stock sold thereunder shall be Excluded Securities for all purposes under the Securities Purchase Agreement, the Notes and the Warrants (and for purposes of clarity, such sales shall not be included as issuances under a Permitted ATM for purposes of the Securities Purchase Agreement, the Notes and the Warrants) (the “Requested ATM Waiver”, and together with the Requested Warrant Waiver, the “Requested Waivers”) and the Company is willing to assume the Continuing Ohio Lease Obligations as consideration for the Requested Waivers in accordance with that certain First Amendment to Asset Purchase Agreement, in the form attached hereto as Exhibit A (the “APA Amendment”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Waivers. Effective upon the due execution and delivery by the Sellers of the APA Amendment (eliminating the Purchaser’s prior agreement to pay, perform or otherwise discharge obligations with respect to the remaining Continuing Ohio Lease Obligations), the Investor hereby grants the Requested Waivers.

2. Ratifications. Except as otherwise expressly provided herein, the Securities Purchase Agreement and each other Transaction Document (as defined in each of the Securities Purchase Agreement) is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all.

3. Disclosure; Confidentiality. The Company shall, on or before 9:30 a.m., New York time, on the Effective Date, file a Current Report on Form 8-K, in a form reasonably acceptably to the Investor, disclosing all material non-public information with respect to this Waiver, the APA Amendment and the transactions contemplated hereby or thereby (the “Form 8-K”), and following the filing of the Form 8-K, the Company will have disclosed all material, non-public information provided to the Investor by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with this Waiver, the APA Amendment or the transactions contemplated hereby or thereby. The Company acknowledges and agrees that no confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, exists as of the date hereof. Notwithstanding anything contained in this Waiver to the contrary and without implication that the contrary would otherwise be true, the Company expressly acknowledges and agrees that the Investor shall not have (unless expressly agreed to by the Investor after the date hereof in a written definitive and binding agreement executed by the Company and the Investor), any duty of confidentiality with respect to any material, non-public information regarding the Company or any of its Subsidiaries.

4. Capitalized Terms. Capitalized terms used but not defined herein have the meanings set forth in the Securities Purchase Agreement, or if not defined therein, in the Notes.

5. Miscellaneous Provisions. Section 9 of the Securities Purchase Agreement is hereby incorporated by reference herein, mutatis mutandis.

[The remainder of the page is intentionally left blank]

IN WITNESS WHEREOF, the Investor and the Company have executed this Waiver as of the date set forth on the first page of this Waiver.

COMPANY:

WORKHORSE GROUP INC.

By:
	Name:	Robert M. Ginnan
	Title:	Chief Financial Officer

INVESTOR:

[*]

By:
Name:
Title:

3